NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Kenneth J. Duffy Retires from the Everest Re Group, Board of Directors

HAMILTON, Bermuda – May 1, 2012 -- Everest Re Group, Ltd. (NYSE: RE) today announced that Kenneth J. Duffy has retired from its Board of Directors effective today.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said "Ken served as director for the last 17 years.  His guidance has been an important factor in Everest’s success.  We at Everest want to thank him so very much for all that he has done for us."

Mr. Duffy joined the Everest Board in 1996 after a 50-year career at Commercial Union Corporation and its parent company, CGU plc. In addition, to his responsibilities as a director on the Board of Everest, he served as vice president of the Insurance Institute of London and is a fellow of the Institute of Risk Management.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.